Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Second Quarter 2010 Conference Call
August 5, 2010
11am Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the second quarter of 2010. On the call today will be Monty Bennett, Chief Executive Officer; Doug Kessler, President; and, David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on August 4, 2010, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Thank you.
We are pleased to report that our second quarter 2010 performance was our best ever in terms of AFFO per share with 46 cents in the quarter compared with 31 cents a year ago. This year over year growth of 48% is the strongest reported from our lodging REIT peer group. The quarter’s success is a direct result of our investment, operational and capital markets strategies, which set us apart from the competition.
As a public company, we believe we have just completed one full cycle in the hotel industry. From the beginning our desire was to create a more stable earnings platform through a variety of strategies in a volatile industry. Our trailing twelve month AFFO per share troughed in the third quarter of 2009 at a level just 14% below our peak despite the worst downturn in the industry since the great depression. It seems our peers however have yet to trough and thus far are down an average of 78% from peak to trough on their trailing twelve month AFFO per share. Our 1 yr, 2 yr, 3 yr, 4 yr, 5 yr, and 6 yr total shareholder returns exceed every one of our peers except solely for one peer’s run up this year.
Specifically, our share repurchases and debt strategies continue to accomplish the stated goals and distance us from our peer group. Loan extensions, modifications and refinancings since January 2009 total $495 million and have contributed to our strategy of reducing near term loan maturities. We only have one $5.8 million non-extendable loan coming due between now and November 2011. We are also benefiting from our floating rate interest strategies with rates remaining near historic lows with the Fed still indicating rates are likely to remain low for an extended period of time. Based upon current LIBOR, we would expect to earn $62.1 million in 2010 from the strategies put in place beginning back in March 2008. By comparison, all of our peers have a significantly greater percentage of higher cost, fixed rate debt during this downturn and have not capitalized on these unprecedented low rates.
Our share repurchases have been well timed and quite effective. The goal of this strategy has been to maximize current and future shareholder appreciation by using our cash to make the best possible investment at a deep discount to value. During the quarter, we repurchased an additional 2.1 million shares of our common stock and repurchased 519,000 operating partnership units. The total common share equivalents purchased since inception is 74.1 million shares, which is a 50.4% reduction from our historical peak fully diluted share count. Our average repurchase price since inception of the program is $3.26 per share for the common, $6.47 per share for preferred and $7.25 for common equivalent partnership units. Based on yesterday’s closing prices, that represents approximately $500 million of shareholder value we have created thus far, assuming we were to reissue like amounts of the shares repurchased. By comparison, our peers have raised large amounts of equity at a time when we see an excess amount of capital chasing transactions at low cap rates and high prices per key. We are extremely pleased with the success of our buyback strategy and the forecasted capital appreciation for our shareholders.
Now turning to operations, the monthly improvement in RevPAR we cited last quarter has continued through the second quarter. Since reporting an increase of 2.9% for March, we’ve experienced a 3.5% gain in April, 3.8% in May and a 4.6% gain in June. For the entire quarter, RevPAR for the hotels not under renovation was up 4.5% compared to the prior year, and up 3.9% for all hotels. ADR was down 3.1% while occupancy was up 502 basis points for all hotels. As we witness room demand increase, we expect to see an upward movement in ADR that should result in improved RevPAR growth. Although the trends over the past two quarters suggest that the industry is past the inflection point in the cycle, we will continue to evaluate the trends for sustainability and seek more definitive signs of a well entrenched recovery. There are still key economic indicators such as consumer confidence, unemployment, and GDP that suggest the economic turnaround is not yet on firm footing.

Our RevPAR for the quarter was below the average for the industry. This was due primarily to our over concentration in underperforming markets such as Orlando, Dallas, Washington DC, and Jacksonville and our under concentration in outperforming markets such as New York, Boston, Chicago, New Orleans, and Denver. Markets typically recover at different paces and we hope our repar performance will pick up given the diversity of our portfolio.
We continue to excel at managing our cost structure to maximize operating results. Our aggressive cost cutting resulted in our hotel EBITDA margin increasing year-over-year by 195 bps for all hotels. This is the first year over year gain in EBITDA margin we have reported in over 6 quarters. Our affiliated manager Remington contributed consistently to these results. Given how hard won these gains have been, we intend to manage our operations very tightly and keep cost increases under control as the economy recovers.
Regarding capital expenditures, we completed $15.3 million of projects in the quarter. We remain on track for our targeted spend of $87 million for 2010 as we continue to selectively upgrade hotels to improve their competitive ranking in their markets. Given the level of investment in our portfolio over the past few years, we believe we are well positioned to take advantage of the continued improvement in the economy. When we factor in the lack of new supply in our markets, we are very optimistic about our long-term outlook.
Looking ahead, we remain focused and disciplined on our top priorities. We continue to manage our business with strong operational practices and capital markets ingenuity that delivers bottom line results and positions the company for maximum shareholder appreciation.
I’d now like to turn the call over to David Kimichik to review our financial results.
Financial Review — David Kimichik
Thanks, Monty.
For the second quarter we reported net income to common shareholders of $1,969,000, Adjusted EBITDA of $59,147,000, and AFFO of $33,742,000, or 46 cents per diluted share.
At quarter’s end, Ashford had total assets of $3.9 billion including $174.9 million of unrestricted cash. We had $2.8 billion of mortgage debt with a blended average interest rate of 2.97%. Including the $1.8 billion interest rate swap, 98% of our debt is now floating. The weighted average maturity is 4.9 years.
Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO. For the second quarter it was a gain of $16,534,000 and year to date it was a gain of $30,442,000.
At quarter’s end, our portfolio consisted of 101 hotels in continuing operations containing 21,917 rooms. Additionally, as of June 30th we owned positions in 4 mezzanine loans with total book value of principal outstanding of $56.7 million with an average annual un-leveraged yield of 7.1%. We own positions in other mezzanine loans with $0 book value and no current yield.
Hotel operating profit for the entire portfolio was up by $7.5 million, or 12.2%, for the quarter.
Our quarter-end adjusted EBITDA to fixed charge ratio now stands at 1.76 times versus a required minimum of 1.25 times. Ashford’s net debt to gross assets is at 58.5% versus a not to exceed level of 65.0% per our credit facility covenants.
At quarter end our share count was 73.1 million fully diluted shares outstanding which was comprised of 51.1 million common shares, 14.6 million OP units and 7.4 million shares of Series B convertible preferred.
Regarding assets in special servicing, on the Westin O’Hare, we have been working with the special servicer on the loan to arrange a consensual deed in lieu of foreclosure. Based on this status, we were required to write down the book value in the fourth quarter of last year to the estimated fair market value, which resulted in an impairment of $59.3 million. Once the deed in lieu of foreclosure is finished, we will then record a gain of approximately $53.0 million, to the level of the non-recourse debt on the property for a net impairment of approximately $6.3 million.
Another asset with the special servicer is our Courtyard in Manchester, Connecticut that secures a $5.8 million loan maturing in January 2011. We are currently in discussion regarding possible loan modifications.
In May we received settlement on our mezzanine loan on the Le Meridien Hotel in Dallas for $1.1 million. The loan had previously been fully written down and we recorded a credit of $1.1 million to impairment charges.
Also our Hilton Suites in Auburn Hills, Michigan is currently under contact to be sold. This hotel is located in a non-strategic market and requires near term capital expenditures. While the contract is not yet hard, we elected to write the asset down to estimated fair market value and took an impairment charge of $12.1 million.
I’d now like to turn it over to Doug to discuss our capital market strategies.
Capital Allocation Strategies — Douglas Kessler
There is an increasing amount of domestic and offshore capital seeking investments in the lodging sector for several reasons, including: expected outperformance compared to other real estate segments, inflationary hedge, discounted values, and anticipated favorable demand — supply imbalance for several years to come. Buyers are now adjusting to seller expectations, which is resulting in cap rates for recent transactions ranging from 2% to 6% on current income for all hotel types. While we have recommenced looking at transactions and analyzing the dry powder we have for such opportunities, it is likely that any potential investment will have to be very strategic and unique in nature for us. Recall that through our share repurchase strategy, we have been essentially acquiring hotel assets at significantly better value over the past couple of years than what we see today. We are extremely pleased with the growth forecast for our buyback strategy along with the immediate and longer term impact this will have on shareholder stock price appreciation.
We continue to access capital in an environment that is showing increasing signs of liquidity. As we’ve discussed before, our goal is to push out loan maturities to better coincide with a recovery in market values to facilitate future refinancings or sales. During the second quarter we restructured a loan for $156.2 million, secured by the Hilton La Jolla and the Capital Hilton, that extended a 2011 maturity to 2013, eliminated coverage tests, and reduced our cash management provisions. We also restructured a $52.5 million loan secured by the J.W. Marriott San Francisco that was set to mature in 2011 with a full extension to 2013, eliminated the coverage tests and kept the rate at 375 basis points over LIBOR in exchange for paying down the loan by $5 million. Even though we have few loans coming due over the next several quarters, we continue to engage with lenders and servicers to restructure and extend loan maturities to add to the half a billion dollars of loans we’ve modified or refinanced since early 2009. For example, we commenced discussions on our credit facility that does not mature until April 2012 just to see if an early restructure makes economic sense with the goal of adding maturity in a way that also could benefit the banks in the line.
As Monty mentioned earlier, our interest rate strategy is clearly having a positive benefit to our results. On a trailing 12 month basis, we have been able to save $61.6 million in interest expense. Based on the structure of our hedges, rates could increase by another 45 basis points from today without any significant change in the benefit we receive. As long as LIBOR remains below 3.2%, an almost eleven-fold increase from its current level, we will continue to receive positive benefits from the strategy through March 2013. As of June 30, the market value of our swap and related financial transactions is $124.9 million. It is important to keep in mind that our interest rate strategy was initiated to offset the weakness in the economy by capitalizing on the correlation between RevPAR and LIBOR. Today, we’re experiencing the positive benefit of both trends with RevPAR increasing and LIBOR remaining at historic lows. We are monitoring the Fed’s comments and economic projections closely. Recent Fed and economist indications suggest the timing of rate increases could be extended resulting in added benefits from our strategy. We still expect that when interest rates increase over time, it is highly likely that RevPAR would similarly move upward. The strategy will have then accomplished the objective of providing a cash flow hedge.
Lastly, subsequent to quarter end, we participated with Prudential Real Estate Investors in a discounted purchase of a partial interest in an existing mezzanine loan tranche associated with JER’s 2007 privatization of the Highland Hospitality portfolio. Ashford’s investment was $15 million. This new investment, which is more senior in the capital stack, is a strategic complement to our existing joint venture investment made with Prudential in 2008.
In summary, we believe we are executing well operationally and financially. We remain proactive and strategic in our efforts. And even more so now, we are completely aligned with our shareholders to enhance our share price given that management and insiders own 20% of the company.
That concludes our prepared remarks and we will now open it up for questions.
Q&A
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.

6